Exhibit 10.3

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of October 30, 2013 (the “Agreement”), by and among Surgical Care Affiliates, Inc. (the “Parent”), Surgical Care Affiliates LLC (the “Employer” and together with the Parent, the “Company”) and Joseph T. Clark (the “Executive”).

WHEREAS, the Company and the Executive desire that any existing agreements related to the Executive’s employment with the Company or any of its affiliates, including the Employment Agreement between the Parent, the Employer and the Executive, dated July 24, 2007, as amended (the “Original Agreement”), but not including stock option and restricted stock unit grant agreements outstanding on the date hereof, be superseded by this Agreement and be of no further force or effect (except as otherwise provided herein); and

WHEREAS, the Company desires that the Executive serve the Company as its Executive Vice President and Chief Development Officer on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.	Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as its Executive Vice President and Chief Development Officer, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Executive shall report to the Chief Executive Officer of the Company or its designee and shall have such duties and responsibilities as are consistent with the Executive’s position. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions, and all applicable policies and rules, of the Company, including without limitation any policy with respect to equity hedging. The Executive’s principal work location shall be at the Company’s offices in Santa Rosa, Florida or such other location as the Executive and the Company shall mutually agree, (hereinafter the “Principal Place of Business”) provided that the Executive may be required to travel as necessary in order to perform his duties and responsibilities hereunder.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(c) During the Employment Period, the Executive may not, without the prior written consent of the Board of Directors of the Parent (the “Board”), which consent shall not be unreasonably withheld, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to (i) continue to serve on the board of another company of which the Executive is currently serving, as set forth on Exhibit A hereto, provided that such companies are not competitors of the Company; (ii) serve on the board of directors of trade associations and/or charitable organizations; (iii) engage in charitable activities and community affairs; and (iv) manage his personal investments and affairs; provided that the activities described in the preceding clauses (i) through (iv) do not interfere with the proper performance of his duties and responsibilities hereunder.

(d) Notwithstanding anything to the contrary herein, except as otherwise provided in Section 12(b), this Agreement supersedes any existing agreements related to the Executive’s employment with the Company or any of its affiliates, including the Original Agreement, but not including stock option and restricted stock unit grant agreements outstanding on the date hereof, and such agreements shall be of no further force or effect.

2.	Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Employer shall pay the Executive, pursuant to the Employer’s normal and customary payroll procedures, a base salary at the rate of $458,559 per annum, (the “Base Salary”), subject to annual review and increases as determined by the Board in its discretion.

(b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the executive bonus program (the “Program”), to be established and approved by the Board from time to time and, pursuant to the Program, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 70% of Base Salary up to a maximum of 140% of Base Salary, based on the achievement of annual performance objectives as set forth in the Program, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus (except as otherwise provided herein). Annual Bonuses shall be paid as soon as practicable following the end of the fiscal year to which such Annual Bonus relates, and in any event no later than March 31 of the year following such fiscal year.

(c) During the Employment Period, the Executive shall be eligible to participate in the equity or equity-based incentive plans of the Parent as may be established by the Board from time to time, subject to the terms and conditions thereof.

(d) During the Employment Period, the Executive and his eligible dependents shall be entitled to participate in all welfare benefit and savings and retirement plans, practices, policies and programs of the Employer (including the Employer’s health insurance and disability plans) provided by the Employer which are made available generally to other executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

(e) The Employer shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

3.	Employment Period.

The Employment Period shall be effective as of the date hereof (the “Effective Date”) and shall terminate on the third anniversary of the Effective Date, provided that on the third anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least ninety (90) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”). Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) the Executive has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of 90 days or an aggregate of 180 days.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) the Executive’s act of fraud, misappropriation, or embezzlement with respect to the Company; (ii) the Executive’s indictment for, conviction of, or plea of guilty or no contest to, any felony; (iii) the suspension or debarment of the Executive or of the Company or any of its affiliated companies or entities as a direct result of any act or omission of the Executive in connection with his employment with the Company from participation in any Federal or state health care program; (iv) the Executive’s admission of liability of, or finding of liability for, the willful violation of any “Securities Laws” (as hereinafter defined); (v) the Executive’s repeated failure after reasonable prior written notice to comply with any valid and legal directive of the Chief Executive Officer or the Board; or (vi) other than as provided in Sections 3(c)(i) — (v) above, the Executive’s breach of any material provision of this Agreement that is not remedied within fifteen (15) days of the Executive being provided written notice thereof from the Company. Repeated breaches of a similar nature, such as the failure to report to work, perform duties, or follow directions, all as provided herein, shall not require additional notices as provided Section 3(c)(vi). As used herein, the term “Securities Laws” means any Federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

(d) Without Cause. The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause, which shall include the Company providing notice of non-renewal of this Agreement prior to any Scheduled Termination Date pursuant to and in accordance with Section 3 hereof.

(e) For Good Reason. The Executive may terminate this Agreement at any time upon sixty (60) days’ prior written notice to the Company and the Company fails to cure such event within such sixty (60)-day period (any such termination referenced in clauses (i) — (v) below, unless the Executive shall have consented in writing thereto, constituting termination for “Good Reason”): (i) if the Company fails to make all or any portion of any payment required by Sections 2(a) and (b) hereof within a reasonable time after such payments are due; (ii) if the Company materially modifies the Program such that the targeted cash bonus levels described in Section 2(b) herein and applicable to the Executive are lower than those levels of other similarly-situated executive officers of the Company; (iii) upon a material diminution of the Executive’s duties, responsibilities or positions, including without limitation an adverse change to his reporting relationships as set forth in Section 1(a) of this Agreement; (iv) the relocation of the Executive’s work location set forth in Section 1(a) more than fifty (50) miles from the Principal Place of Business; and/or (v) except as otherwise set forth in clauses (i) through (iv) above, if the Company materially breaches any of its other duties or obligations hereunder.

(f) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least sixty (60) days in advance of the Date of Termination (as defined in Section 4 below).

4.	Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 12(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (including for Good Reason), the date specified in the notice given pursuant to Section 3(e) or (f) herein, as applicable, which shall not be less than sixty (60) days after the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination; provided, that, the Company may terminate the Executive’s employment at any time for Cause.

5.	Termination Payments.

(a) Without Cause or for Good Reason. In the event of the termination of the Executive’s employment during the Employment Period (i) by the Company without Cause, (ii) by the Executive for Good Reason or (iii) if the Company provides a notice of non-renewal of the Employment Period under Section 3, by the Executive or the Company for any reason effective at any time on or after the Scheduled Termination Date, and in each case other than a CIC Termination described in Section 5(d), during the eighteen (18) months following the Date of Termination (the “Salary Continuation Period”) the Executive shall receive, in addition to his accrued but unused vacation and Base Salary through the Date of Termination and any Annual Bonus in respect of the prior fiscal year (to the extent earned but not theretofore paid), salary continuation payments paid in accordance with the Company’s normal and customary payroll practices at the same rate as the Executive’s annual Base Salary. On the date that bonuses are otherwise paid to participants in the Program, a single lump sum payment will be payable equal to the Executive’s Annual Bonus, based upon achievement of performance objectives as set forth in the Program, multiplied by a fraction, the numerator of which is the number of full weeks in the period beginning on the first day of the then-current annual performance period and ending on the Date of Termination and the denominator of which is fifty two (the “Pro Rata Bonus”). In addition, during the eighteen (18) month period following the Date of Termination, the Company shall continue to provide medical benefits to the Executive which are (and on terms which are) substantially similar to those provided generally to executive officers of the Company pursuant to such medical plan as may be in effect from time to time (it being understood that the Company may provide such coverage by paying the Executive’s COBRA premiums, less any contribution required by the Executive consistent with the contributions required of similarly situated executives who continue to be employed by the Company); provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health insurance benefits under another employer provided plan, the Executive is obligated to promptly notify the Company of any changes in his benefits coverage and the Company reimbursements described herein shall terminate (the “Continued Healthcare Benefit”). The Executive also shall be entitled to reimbursement of any and all reasonable business expenses incurred in connection with the Executive’s duties and responsibilities under this Agreement in accordance with Company policy, to the extent not previously reimbursed. The salary continuation payments, the Pro Rata Bonus and reimbursement for COBRA (as such term is defined below) continuation coverage are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective on or before the thirtieth (30th) day following the Date of Termination, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof (together, the “Conditions”). Except as set forth herein, the Executive shall not be required to mitigate any damages that the Executive may incur as a result of a termination of his employment by the Company without Cause or for Good Reason during the Employment Period. Except as provided in this Section 5(a), and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), the Company shall have no additional obligations under this Agreement.

(b) Disability or Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death or Disability, the Company shall pay the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination: (i) the Executive’s accrued but unused vacation; (ii) his accrued but unpaid Base Salary; (iii) any unpaid Annual Bonus earned by the Executive in respect of the fiscal year ending immediately prior to the Date of Termination; and (iv) the Pro Rata Bonus (subject to, and conditioned upon, in the event the Executive’s employment terminated as a result of the Executive’s Disability, the Executive satisfying the Conditions). Except as provided in this Section 5(b), and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

(c) Cause or Voluntarily. If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive within thirty (30) days following the Date of Termination: (i) the Executive’s accrued but unused vacation through the Date of Termination; and (ii) his accrued but unpaid Base Salary through the Date of Termination. Except as provided in this Section 5(c) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

(d) Change in Control Termination. In lieu of the payments and benefits described in Section 5(a) above, but subject to and conditioned upon the Executive satisfying the Conditions, in the event the Executive’s employment is terminated (x) by the Company without Cause, (y) by the Executive for Good Reason or (z) if the Company provides a notice of non-renewal of the Employment Period under Section 3, by the Executive or the Company for any reason effective at any time on or after the Scheduled Termination Date, and in each such case occurring within the three (3) months prior to the consummation of, or within the twenty-four (24) month period following the occurrence of, a Change in Control (such termination, a “CIC Termination”), the Executive shall be entitled to, in addition to his accrued but unused vacation and Base Salary through the Date of Termination and any Annual Bonus in respect of the prior fiscal year (to the extent earned but not theretofore paid), subject to the Executive satisfying the Conditions (i) an amount equal to one and one-half times (1.5x) the sum of (A) the Executive’s then-current Base Salary and (B) the Executive’s target Annual Bonus, payable in a lump sum within forty (40) days following the date of such CIC Termination, (ii) the Pro Rata Bonus, and (iii) the Continued Healthcare Benefit. For any such termination occurring prior to the consummation of a Change in Control, Section 5(a) shall apply upon such termination and upon the occurrence of the Change in Control this Section 5(d) shall apply, with the payments and benefits due under this Section 5(d) reduced by the payments and benefits previously received under Section 5(a) through the date thereof. For purposes of this Agreement, “Change in Control” shall mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulation Section 1.409A-3(i)(5). Except as provided in this Section 5(d) and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA, the Company shall have no additional obligations under this Agreement.

6.	Legal Fees; Indemnification; Officers’ Liability Insurance.

(a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses; provided that in the event of any dispute between the Company and the Executive that arises during the three (3) months preceding or at any time following the occurrence of a Change in Control, the Company shall be responsible for reimbursing the Executive for the Executive’s reasonable legal fees and expenses in the event that the Executive prevails on at least one material issue central to the dispute in a final, non-appealable judgment of such dispute.

(b) During the Employment Period and thereafter with regard to the Executive’s activities during the Employment Period on behalf of the Company, its subsidiaries or affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify the Executive to the fullest extent permitted by applicable law (other than in connection with the Executive’s gross negligence or willful misconduct), and shall at the Company’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses). During the Employment Period, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

7.	Non-Solicitation.

During the Employment Period and for eighteen (18) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or assist any other Person (as defined below) in soliciting any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), attempt to induce any such employee to leave the employ of the Company or its affiliates, or hire or engage on behalf of himself or any other Person any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement. An individual’s response to a broad and general advertisement or solicitation not specifically targeting or intending to target employees of the Company, its subsidiaries or any of affiliates shall not be deemed a violation of this Section 7.

8.	Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b) The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of eighteen (18) months following the termination of the Employment Period for any reason, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to, the Business (as defined below) for any Person that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company or its subsidiaries engage in or intend to engage in the Business or where the Company or its subsidiaries’ customers are located (whether or not for compensation). For purposes of Sections 7 and 8, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof. For purposes of Sections 7 and 8, the “Business” shall mean the operation and administration of a network of ambulatory surgical care centers or surgical hospitals providing facilities and medical staff (with re-syndication of ownership interests by participating physicians).

(c) The Executive hereby agrees that upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any Confidential Information, including without limitation any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company or its affiliates, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) The Executive hereby agrees not to defame or disparage the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

9.	Injunctive Relief.

It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.

10.	Section 280G.

Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the

Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 10, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If Covered Payments are reduced, such Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero (0).

11.	Representations.

The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

12.	Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Parent:

Surgical Care Affiliates, Inc.

Attn: General Counsel

P.O. Box 382497

Birmingham, AL 35238-2497

With a copy to:

Robert J. Raymond

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

If to the Employer:

Surgical Care Affiliates LLC

Attn: General Counsel

P.O. Box 382497

Birmingham, AL 35238-2497

With a copy to:

Robert J. Raymond

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

If to the Executive:

At his most recent address shown on the payroll records of the Employer or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the matters set forth hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to such matters including the Original Agreement except (i) with respect to the Executive’s rights to amounts that are earned and vested prior to the Effective Date, and (ii) that Section 6(b) shall survive with respect to acts and omissions prior to the Effective Date.

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(f) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(g) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Employment Period” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (ii) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12(h) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama without reference to its principles of conflicts of law.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

* * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SURGICAL CARE AFFILIATES, INC.

/s/ Richard L. Sharff, Jr.
Name:	Richard L. Sharff, Jr.
Title:	Executive Vice President, General Counsel and Corporate Secretary

SURGICAL CARE AFFILIATES LLC

/s/ Richard L. Sharff, Jr.
Name:	Richard L. Sharff, Jr.
Title:	Executive Vice President, General Counsel and Corporate Secretary

/s/ Joseph T. Clark
Joseph T. Clark